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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number     001-10392
                                                                ----------------

                             U.S. Bioscience, Inc.
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            (Exact Name of Registrant as specified in its charter)

  One Tower Bridge, 100 Front Street, West Conshohocken, Pennsylvania 19428,
                                (610) 832-0570
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Common  Stock, $0.01 par value per share, Preferred Stock Purchase Rights
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           (Title of each class of securities covered by this Form)

                                     None
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  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [x]           Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [ ]
             Rule 12h-3(b)(1)(i)  [x]

Approximate number of holders of record as of the certification or notice date: One


          Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Bioscience, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   November 23, 1999       BY: /s/ C. Boyd Clarke
        ---------------------      ---------------------------------------------
                                   Name:   C. Boyd Clarke
                                   Title:  President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.